As filed with the Securities and Exchange Commission on January 21, 1997
                                                    Registration No. _____

                               FORM S-3
                  SECURITIES AND EXCHANGE COMMISSION
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ELECTROSOURCE, INC.
          (Exact name of issuer as specified in its charter)

       Delaware                 3690                  742466304
   (State or other        (Primary Standard         (IRS Employer
     jurisdiction            Industrial          Identification No.)
 of incorporation or     Classification Code
    organization)              Number)

          2809 Interstate 35 South         Michael G. Semmens, President
          San Marcos, Texas  78666         Electrosource, Inc.
          (512) 753-6500                   2809 Interstate 35 South
     (Address, including zip code,         San Marcos, Texas  78666
     and telephone number, including       (512) 753-6500
     area code, of registrant's        (Name, address, including zip code,
     principal executive office)       and telephone number, including
                                       area code, of agent for service)

                               Copy to:
                            Bret Van Earp
                           Attorney at Law
                   100 Congress Avenue, Suite 1800
                        Austin, Texas   78701

      Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. This box is checked.

                    Calculation of Registration Fee

                                      Proposed         Proposed
Title of each class                   maximum          maximum        Amount of
of securities       Amount to be    offering price   aggregate      registration
to be registered    registered      per unit*        offering price      fee

Common Stock,       160,000 shares  $5.00 per share   $800,000.00      $242.42
$1.00 par value
       * Estimated solely for the purpose of determining the registration fee and based upon the closing price quoted in the NASDAQ system for a share of Electrosource, Inc. Common Stock on January 16, 1997.

      The Registrant may amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         Page 1 of 15 Pages.
                An Exhibit Index appears on Page 15.
                          ELECTROSOURCE, INC.

                         CROSS REFERENCE SHEET

Information Required by Form S-3               Caption in Prospectus

Item 1.   Forepart of the Registration         Outside Front Cover Page
          Statement and Outside Front Cover    of Prospectus
          Page of Prospectus

Item 2.   Inside Front and Outside Back Cover  Inside Front and Outside
          Pages of Prospectus                  Back Cover Pages of Prospectus

Item 3.   Summary Information, Risk Factors    Summary of Prospectus;
          and Ratio of Earnings                Risk Factors
          to Fixed Charges

Item 4.   Use of Proceeds                      Not Applicable

Item 5.   Determination of Offering Price      Not Applicable

Item 6.   Dilution                             Dilution

Item 7.   Selling Security Holders             Selling Security Holders

Item 8.   Plan of Distribution                 The Offering

Item 9.   Description of Securities to be      Not Applicable
          Registered

Item 10.  Interests of Named Experts and       Not Applicable
          Counsel

Item 11.  Material Changes                     Recent Developments

Item 12.  Incorporation of Certain             Inside Front Cover
          Information by Reference             Page of Prospectus

Item 13.  Disclosure of Commission Position    Indemnification of
          on Indemnification for Securities    Officers and Directors
          Act Liabilities


             SUBJECT TO COMPLETION, DATED January 21, 1997

       Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



PROSPECTUS



                          ELECTROSOURCE, INC.

            160,000 Shares of Common Stock, $1.00 par value

      The shares offered hereby are outstanding shares of the Common Stock, $1.00 par value per share ("Common Stock"), of Electrosource, Inc., a Delaware corporation (the "Company"), which are being sold by the Selling Shareholders named herein. The Company will not receive any part of the proceeds from the sale of such shares.

      The Company has agreed to bear all costs of the preparation, filing and prosecution of the registration statement of which this Prospectus is a part. Such expenses are estimated to be approximately $6,650 for the offering.

      The Company has been advised that the sale of the shares may be made from time to time by or for the account of the Selling Shareholders in the over-the-counter market through broker-dealers. These sales will be made at market prices prevailing at the time of sale. The broker-dealers may act as agents of the Selling Shareholders or may purchase any of the shares as principal and thereafter may sell such shares from time to time in the over-the-counter market at prices prevailing at the time of sale or at negotiated prices. Neither the security to be offered nor the selling method to be used may be varied.

      Broker-dealers used by the Selling Shareholders may be deemed to be "underwriters" as defined in the Securities Act of 1933. In addition, the Selling Shareholders may be deemed to be an underwriter within the meaning of the Securities Act of 1933 with respect to the Common Stock offered hereby.

      The Common Stock is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "ELSI." On January 14, 1997, the closing price for a share of Common Stock as reported on NASDAQ was $5.00 per share.


   SEE  "RISK  FACTORS,"  ON  PAGE 4  OF  THIS  PROSPECTUS,  FOR  A
   DISCUSSION  OF  CERTAIN  IMPORTANT  FACTORS  INVOLVED  IN   THIS
   OFFERING.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





           The date of this Prospectus is January 21, 1997.
                         AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, DC 20549, and at certain of its Regional Offices located at: 7 World Trade Center, New York, New York 10007; and Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such information can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, DC 20549 at prescribed rates.

      The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended, with respect to the securities offered hereby (the "Registration Statement"). As permitted by the rules and regulations of the Commission, this
Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information can be inspected at the principal office of the Commission, Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and copies of the
Registration Statement can be obtained from the Commission at prescribed rates by writing to the Commission at such address.

           INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The  following documents, which are on file with the Commission,
are   hereby   specifically  incorporated  by  reference   into   this
prospectus:

  (1)  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;
  (2)  The  Company's Quarterly Report on Form 10Q for the  three months ended March 31, 1996;
  (3)  The  Company's Quarterly Report on Form 10Q  for  the  six
       months ended June 30, 1996;
  (4)  The  Company's Quarterly Report on Form 10Q for  the  nine months ended September 30, 1996; and
  (5)  All  other  reports  filed by  the  Company  pursuant  to
       Section 13(a) or Section 15(d) of the Exchange Act since December 31, 1995, including the following:
       (i)    Form 8-K Current Report dated January 12, 1996;
       (ii)   Form  10-C  Report by Issuer of Securities  Quoted  on
              NASDAQ Interdealer Quotation System dated January 23, 1996;
       (iii)  Form  10-C  Report by Issuer of Securities  Quoted  on NASDAQ
              Interdealer  Quotation System  dated  February  29, 1996; and
       (iv)   Form  10-C  Report by Issuer of Securities  Quoted  on
              NASDAQ Interdealer Quotation System dated June 11, 1996.
  (6)  The  description of the Company's Common Stock  set  forth under the captions "Description of Electrosource, Inc. Common Stock" and "Purposes and Effects of Certain Provisions of the Electrosource,
       Inc.   Certificate  and  the  Electrosource,  Inc.  Bylaws"   in   the
       Information   Statement  filed  as  Exhibit  28.1  to  the   Company's
       Registration Statement on Form 10 filed October 19, 1987 (as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988), which description of the Company's Common Stock was incorporated by reference into the Registration Statement on Form 10 in response to
       Item 11, "Description of Registrant's Securities to be Registered."

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to December 31, 1995, and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to Electrosource, Inc., Corporate Secretary, 2809 Interstate 35 South, San Marcos, Texas 78666, telephone (512) 753-6500.

                         SUMMARY OF PROSPECTUS

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements contained elsewhere in this prospectus and in the documents incorporated by reference herein.


                              The Company

     Electrosource, Inc. (the "Company") is engaged in the development and commercial application of technologies related to lead-acid, rechargeable storage batteries and ancillary products. The Company's principal activity is the development, manufacture and sale of a new lead-acid battery concept called Horizon. See "The Company," below.

      The principal executive offices of the Company are located at 2809 Interstate 35 South, San Marcos, Texas 78666 and its telephone number is (512) 753-6500.


                          Recent Developments

      The Company has undertaken a private placement of common stock with its executive officers and certain other accredited investors to raise approximately $750,000 for general corporate purposes. See "Recent Developments" below.

      The Company has filed suit in Travis County, Texas for a declaratory judgment with respect to demands and claims from an Indian entity. See "Recent Development" below.


                             The Offering

      The shares offered hereby are 160,000 outstanding shares of the Company's Common Stock, $1.00 par value per share ("Common Stock"), which are being sold by Ally Capital Corporation, a domestic leasing corporation organized under Massachusetts law ("Ally") as the agent for Environmental Allies, N.V. and Environmental Allies International, N.V., each a trust organized under the laws of the Netherlands Antilles, (the "Selling Shareholders"). The Company will not receive any part of the proceeds from the sale of such shares. See "The Offering" below.

                             RISK FACTORS

      An investment in the Common Stock offered hereby involves a high
degree  of  risk.   The  following factors  should  be  considered  in
evaluating an investment in the Company.

      Financial Constraints. In the absence of additional financing and without the generation of significant revenue or offsetting cost reductions, the Company's cash will be substantially depleted in the first quarter of 1997. There can be no assurance that significant revenues or additional financing can be obtained on terms satisfactory to the Company, if at all. The full depletion of the Company's cash could lead to the Company's ceasing all operations and activities and, ultimately, to its dissolution and liquidation.

      Contingencies Related to Business Plan and Commercialization of Product. In June 1994 the Company made the decision to become the North American manufacturer of the Horizonr battery, while continuing its previous plans with respect to licensing of third party manufacturers overseas. The shift from research and development to manufacturing has required, and will continue to require, significant additional outlays for capital equipment as well as greatly increased managerial and production staffing, which will in turn require significant amounts of new capital. There can be no assurance that the Company will be able to raise this capital on terms satisfactory to the Company, or at all. Development of the Horizonr Battery and manufacturing processes continue, and there can be no assurance that the battery will be successfully commercialized.

      Possible Loss of Trading Liquidity. The Company's Common Stock is traded on the Over-the-Counter Market and is reported on NASDAQ. In order to maintain listing by NASDAQ, the Company must maintain $1 million of stockholders' equity. The Company is currently in compliance with this requirement. If the minimum required balance is not maintained, the NASDAQ may choose to delist the Common Stock of the Company from trading which would restrict the liquidity of the Common Stock. Ordinarily, before delisting, NASDAQ would provide the Company notice and an opportunity to present and carry out a plan for compliance.

      Termination of Technology License. The Company holds the rights to develop and use certain coextrusion technology necessary to the manufacturer of its principal products under an exclusive license from Blanyer-Mathews Associates, Inc. ("Blanyer-Mathews"). This license is subject to termination by Blanyer-Mathews in the event that the Company enters bankruptcy proceedings or defaults in its obligation to pay royalties. Loss of the rights to the coextrusion technology would have a severe adverse impact upon the Company's continued viability.

      Loss of Trade Secret Protection. The Company has elected to protect certain aspects of its technology under state trade secret laws, rather than under federal patent laws. Trade secret protection requires that the Company preserve the confidentiality of the technology subject to trade secret status. In the event that such confidentiality cannot be maintained, or if third parties can successfully "reverse engineer" the affected technology, trade secret status may be lost. Loss of trade secret protection would allow third parties to utilize the technology without obtaining a license from the Company.

       Competition.    The  lead-acid  battery  industry   is   highly
competitive and includes a number of firms, many with greater financial, technological, manufacturing, marketing and other resources and longer operating histories than the Company. There is no assurance that the Company will be able to compete successfully in this highly competitive environment due to the Company's limited financial resources and lack of established products.

      Dependence on Key Personnel. Management of the Company is composed primarily of Michael Semmens, President, Chief Executive Officer and Chairman of the Board, William Griffin, Executive Vice President, Chris Morris, Vice President-Technical Operations, James M. Rosel, Vice President-Finance, General Counsel and Chief Financial Officer, and Mary Beth Koenig, Chief Accounting Officer. The loss of any of these executive officers could have a material adverse effect on the Company. The Company does not have employment contracts with Ms. Koenig or with Messrs. Rosel and Morris, and the employment contracts between Mr. Semmens and the Company and Mr. Griffin and the Company do not impose any material penalty in the event of resignation.

     Dilution. The market price of $5.00 per share of Common Stock as of January 16, 1997, was substantially greater than the Company's actual net tangible book value of $0.78 per outstanding share of Common Stock at September 30, 1996. Purchasers of Common Stock at the recent market price will suffer an immediate dilution of $4.22 per share, measured by the difference between the market price and the Company's net tangible book value per share. See "Dilution."

      Certain Antitakeover Effects. Certain provisions contained in the Delaware General Corporation Law and in the Company's Restated Certificate of Incorporation and bylaws may make it difficult for any third party to effect or attempt an acquisition of the Company without the approval of the Company's Board of Directors. The Restated Certificate of Incorporation also divides the Company's Board of Directors into three classes serving staggered terms. This provision may hinder or delay any attempt to gain control of the Company by replacing the Board of Directors. Such potential antitakeover effects may depress the market value of the Common Stock. In addition, certain provisions of the Company's Restated Certificate of Incorporation and bylaws require the affirmative vote of 90% of the Company's outstanding Common Stock.

     Absence of Dividends. The Company has never declared or paid any dividends on its outstanding Common Stock, and it is unlikely that it will do so in the foreseeable future.


                              THE COMPANY

     Electrosource, Inc. (the "Company") is engaged in the development and commercial application of technologies related to lead-acid, rechargeable storage batteries and ancillary products. The Company's principal activity is the development, manufacture and sale of a new
lead-acid  battery  concept  called Horizon.   The  Horizon  battery
utilizes plate grids made from a patented coextruded wire. The plates are oriented in a horizontal plane rather than the vertical plane, as is the practice in conventional batteries. Current activities are concentrated upon development of Horizon concept batteries for use in electric vehicle and non-electric vehicle applications. The Company is also developing new processes for the energy-active material for use in both Horizon and conventional batteries.

     The continued development of the Horizon battery, as well as the continued viability of the Company as a going concern, are contingent upon the Company's ability to increase sales, increase contractual activity or raise additional capital. There can be no assurance that such sales, contracts or financing can be obtained. The offered described in this prospectus will not result in any proceeds to the Company. See "Risk Factors."

      The principal executive offices of the Company are located at 2809 Interstate 35 South, San Marcos, Texas 78666, and its telephone number is (512) 753-6500.


                          Recent Developments

      The Company has undertaken a private placement of Common Stock with its executive officers and certain other accredited investors to
raise  approximately  $750,000 for general  corporate  purposes.   The
terms of the offer for up to $600,000 are $6.56 per share of Common Stock purchased and one warrant at a strike price of $7.56 per share for each dollar invested. All of the executive officers participating in the Offering will be subject to these terms. For the remaining $150,000, the terms are one share of Common Stock at $5.25 per share of Common Stock purchased, with three warrants per share. One-half of the warrants will be exercisable at a price of $5.25 per share and one-half at $6.25 per share. As of January 16, 1997 the market price was $5.00.

      As of January 14, 1997 the Company had received approximately $260,000 under the offering and believes it has commitments for the balance with closing anticipated by January 22, 1997, although there can be no assurance that the offering will be fully subscribed. The Company has agreed to register the shares on a Form S-3 for those purchasers who are not executive officers. The executive officers' share and warrant purchase shall be subject to shareholder approval at the next Annual Meeting of Shareholders. The approval may or may not be sought as a part of a to be proposed employee stock purchase plan. If the purchase by the executive officers is not approved, the purchase price will be refunded, with interest at the prime rate.

      The Company has received demands to arbitrate claims for alleged breaches of agreements between the Company and Horizon Battery
Technologies,  Ltd.  ("HBTL")  of  India.   HBTL  claims  damages   of
approximately $5.1 million. The Company dispures the claim for damages and will vigorously defend any actions taken by HBTL to pursue the claims. The Company has filed a petition in Travis County, Texas seeking, among other things, a declaratory judgment that HBTL has no right to arbitration or monetary relief.


                             THE OFFERING

       The shares to be offered pursuant to this prospectus are outstanding shares of the Company's Common Stock acquired by the Selling Shareholders in satisfaction of amount owed under the terms of an Equipment Lease Agreement (the "Lease Agreement") dated April 6, 1995 (see "Selling Security Holders," below.)

      The shares of Common Stock offered hereby may be sold from time to time by the Selling Shareholders. Such sales must be made in the over-the-counter market through broker-dealers at the then prevailing market price. Neither the security to be offered nor the selling method may be varied.

      There is no underwriting or coordinating broker acting in connection with this offering. The Selling Shareholders may be deemed an "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act") with respect to the shares of Common Stock offered hereunder. The Company and the Selling Shareholders have agreed to indemnify one another against certain liabilities, including liabilities under the Securities Act.

      In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

     The Company has agreed to bear all costs of preparing, filing and processing the registration statement of which this prospectus is a part. Such expenses are estimated to be approximately $6,650 for the offering.


                       SELLING SECURITY HOLDERS

      The shares of Common Stock covered by this Prospectus are being offered by Ally Capital Corporation as agent for the Selling Shareholders. On behalf of the Selling Shareholders, Ally has been issued the 160,000 shares offered hereunder as a prepayment of amounts due under the terms of the Lease Agreement. If the proceeds of the sale of the shares offered hereunder do not equal the outstanding balance owed by the Company under the Lease Agreement, the Company will, at the option of the Company, on a one time basis issue additional shares or pay cash to the Selling Shareholders to make up the deficiency. Following the offering, and assuming the sale of all shares offered hereby, neither Ally nor the Selling Shareholders will own shares of Common Stock; however, Ally has the right to purchase 7,500 shares of Common Stock at a price of $40.00 per share under the terms of Warrants to Purchase Shares dated April 17 and July 27, 1995 issued in connection with the Lease Agreement. These Warrants expire on April 17, 2000.

      The Company agreed to register the shares of Common Stock issuable upon prepayment of the Equipment Lease Agreement upon the Selling Shareholders request and to keep such registration effective for a period of 120 days after being declared effective. The shares offered hereby are being registered pursuant to such a request.


                            USE OF PROCEEDS

      The  Company  will realize no proceeds from the  offering.   The
Company will bear all costs of preparing, filing and processing the registration statement of which this prospectus is a part.


                               DILUTION

      At September 30, 1996, the Company had a net tangible book value of $0.78 per share of Common Stock outstanding. "Net tangible book value per share" represents the amount of total tangible assets of the Company, reduced by the amount of total liabilities of the Company,
divided   by  the  number  of  shares  of  Common  Stock  outstanding.
Purchasers of Common Stock for cash at the assumed offering price of $5.00 per share (based on the market price of a share of Common Stock as quoted by NASDAQ on January 16, 1997) will therefore incur an immediate dilution of $4.22 per share from the assumed offering price measured by the difference between the assumed offering price and the Company's net tangible book value per share.


               INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provisions will not eliminate or limit the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to unlawful payments of dividends or unlawful stock purchases or redemptions for which the director is liable under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

      The Company's Bylaws provide that, to the extent permitted by law, the Company will indemnify each of its directors, and authorize the purchase of insurance with respect thereto. The Bylaws also provide that the Company may indemnify its officers, employees or agents who are made or threatened to be made defendants or respondents to any threatened, pending or completed action, suit or proceeding due to such person's service to the Company or to certain other entities at the request of the Company, so long as such person acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company. Such indemnification may be made only upon a determination that such indemnification is proper in the circumstances because the person to be indemnified has met the applicable standard of conduct to permit indemnification under the law.

     In addition to indemnification provided pursuant to the Company's Restated Certificate of Incorporation and Bylaws, the Company has entered into a Director Indemnification Agreement with each director of the Company providing for, among other things, (i) indemnification by the Company of each director to the full extent authorized or permitted by Delaware statutes; (ii) maintenance by the Company of director and officer insurance coverage for the benefit of each director of up to $2,000,000, subject to availability at premiums not substantially disproportionate to the amount of coverage; (iii) indemnification by the Company of each director in connection with settlements under certain circumstances; (iv) procedures relating to independent review of determinations regarding director indemnification (including special provisions in case of a change in control of the Company); and (v) the advancement of expenses to directors in connection with matters for which the director is entitled to indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the
Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                             LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Bret Van Earp, Attorney at Law, 100 Congress Avenue, Suite 1800, Austin, Texas 78701.


                                EXPERTS

     The financial statements and schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern) included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.





     No dealer, salesman or other
person  has  been  authorized  to
give  any information or to  make
any  representation not contained
in  this prospectus in connection
with  the offer contained herein,           ELECTROSOURCE, INC.
and,   if  given  or  made,  such
information   or   representation
must not be relied upon as having
been  authorized by the  Company.
This    prospectus    does    not
constitute an offer to sell, or a
solicitation of an offer to  buy,
any     securities     in     any
jurisdiction  to  any  person  to
whom it is not lawful to make any
such  offer  or  solicitation  in
such  jurisdiction.  Neither  the
delivery  of this prospectus  nor
any  sale  made hereunder  shall,
under  any circumstances,  create            160,000 Shares of
an  implication  that  there  has
been no change in the affairs  of              Common Stock
the Company since the date hereof
or that the information herein is
correct as of any time subsequent
to its date
   ___________________________

        TABLE OF CONTENTS


                                 Page

AVAILABLE INFORMATION              2            January 21, 1997

INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE           2

SUMMARY OF PROSPECTUS              3

RISK FACTORS                       4

THE COMPANY                        5

RECENT DEVELOPMENTS                5

THE OFFERING                       5

SELLING SECURITY HOLDER            6

DILUTION                           6

INDEMNIFICATION OF OFFICERS
  AND DIRECTORS                    7

LEGAL MATTERS                      7

EXPERTS                            7



                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The following sets forth the estimated expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby:

     SEC Registration Fee                              $  500.00
     Printing Costs                                         0.00
     Legal Fees and Expenses                            3,000.00
     Accounting Fees and Expenses                       3,400.00
     Blue Sky Fees and Expenses                             0.00
          Total                                        $6,650.00

Item 15.  Indemnification of Directors and Officers.

      See "Indemnification of Officers and Directors" in the Prospectus, which is hereby incorporated by reference.

Item 16.                                      Exhibits.

       The following exhibits are filed with or incorporated by reference into this registration statement:

4.1 Restated Certificate of Incorporation of Electrosource, Inc. (filed as Exhibit 3.1 to Electrosource, Inc., Registration Statement on Form 10 filed October 19, 1987, as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988 (hereinafter referred to as "Form 10") and incorporated herein by reference.

4.2   Amendment  to  Restated  Certificate  of  Incorporation  of
      Electrosource, Inc. (filed as Exhibit 3.1 to Electrosource, Inc. Quarterly Report on Form 10-Q filed August 14, 1995 and incorporated herein by reference).

4.3   Amendment  to  Restated  Certificate  of  Incorporation  of
      Electrosource, Inc. (filed as Exhibit 3.1 to Electrosource, Inc., Quarterly Report n Form 10-Q filed August 14, 1996 and incorporated hereby by reference).

4.4 Bylaws of Electrosource, Inc. (filed as Exhibit 3.2 to Electrosource, Inc., Registration Statement on Form 10 filed October 19, 1987, as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988 (hereinafter referred to as "Form 10") and incorporated herein by reference.

4.5 Amendment to Bylaws of Electrosource, Inc. pursuant to a Certificate of Secretary dated May 25, 1990 (filed as
      Exhibit 3.3 to Electrosource, Inc., Annual Report on Form 10-K for the period ended December 31, 1991, and incorporated herein by reference).

4.6   Amendment  to  Bylaws  of  Electrosource,  Inc.  (filed  as
      Exhibit  3.3 to Electrosource, Inc., Annual Report on  Form
      10-K   for   the  period  ended  December  31,  1993,   and
      incorporated herein by reference).

4.7   Amendment  to  Bylaws  of  Electrosource,  Inc.  (filed  as
      Exhibit  3.6 to Electrosource, Inc., Annual Report on  Form
      10-K   for   the  period  ended  December  31,  1994,   and
      incorporated herein by reference.

4.8 Amendment to Bylaws of Electrosource, Inc. as approved by the Board of Directors on November 13, 1996.

4.9   Letter  of Agreement between Electrosource, Inc., and  Ally
      Capital Markets Group dated December 18, 1996.

4.10 Amendment dated January 21, 1997, to Letter of Agreement between Electrosource, Inc., and Ally Capital Markets Group dated
      December 18, 1996.

5.1   Opinion of Bret Van Earp

24.1  Consent of Ernst & Young LLP.

24.2  Consent of Bret Van Earp

25.   Power of Attorney

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

       (a)    To file, during any period in which offers or sales
       are   being  made,  a  post-effective  amendment  to  this
       registration statement:

       (i)   To   include   any  prospectus  required   by   section
             10(a)(3) of the Securities Act of 1933 (to the extent that the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to
             section   13   or  section  15(d)  of  the  Securities
             Exchange   Act  of  1934  that  are  incorporated   by
             reference in this registration statement);

       (ii) To reflect in the prospectus any facts or events ari sing after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, reflect a fundamental change in the information set forth in the registration statement (to the extent that the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement); and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b)  That, for purposes of determining any liability under the
     Securities   Act   of   1933,  each  such   post-effective
     amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bon fide offering thereof.

     With respect to the undertaking required by paragraph (h) of
Item 512 of Regulation S-K, see "Indemnification of Officers  and
Directors" in the Prospectus, which is incorporated herein by reference.


                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marcos, State of Texas, on January 16, 1997.

                                   ELECTROSOURCE, INC.


                                   By:              /s/
                                            Michael G. Semmens, President


                        POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                   Title                 Date

     /s/                    President, Chief Executive Officer
Michael G. Semmens          and Chairman of the Board           January 16, 1997
                            (Principal Executive Officer)


     /s/
William R. Graham           Director                          January 16, 1997

      /s/
Norman Hackerman            Director                          January 16, 1997

     /s/
John D. Malone              Director                          January 16, 1997

     /s/
Charles L. Mathews          Director                          January 16, 1997

     /s/
Nathan Morton               Director                          January 16, 1997

     /s/
Richard S. Williamson       Director                          January 16, 1997

     /s/
Thomas S. Wilson            Director                          January 16, 1997

     /s/                    Vice President, Finance and
James M. Rosel              General Counsel                   January 16, 1997
                            (Chief Financial Officer)

     /s/                    Treasurer and Controller
Mary Beth Koenig            (Principal Accounting Officer)    January 16, 1997

                          EXHIBIT INDEX

                                                              Sequentially
Exhibit Number                                               Numbered Page

4.1 Restated Certificate of Incorporation of Electrosource, Inc. (filed as Exhibit 3.1 to Electrosource, Inc., Registration Statement on Form 10 filed October 19, 1987, as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988 (hereinafter referred to as "Form 10") and incorporated herein by reference.

4.2   Amendment  to  Restated  Certificate  of  Incorporation  of
      Electrosource, Inc. (filed as Exhibit 3.1 to Electrosource, Inc. Quarterly Report on Form 10-Q filed August 14, 1995 and incorporated herein by reference).

4.3   Amendment  to  Restated  Certificate  of  Incorporation  of
      Electrosource, Inc. (filed as Exhibit 3.1 to Electrosource, Inc., Quarterly Report n Form 10-Q filed August 14, 1996 and incorporated hereby by reference).

4.4 Bylaws of Electrosource, Inc. (filed as Exhibit 3.2 to Electrosource, Inc., Registration Statement on Form 10 filed October 19, 1987, as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988 (hereinafter referred to as "Form 10") and incorporated herein by reference.

4.5 Amendment to Bylaws of Electrosource, Inc. pursuant to a Certificate of Secretary dated May 25, 1990 (filed as
      Exhibit 3.3 to Electrosource, Inc., Annual Report on
      Form 10-K for the period ended December 31, 1991, and incorporated herein by reference).

4.6   Amendment  to  Bylaws  of  Electrosource,  Inc.  (filed  as
      Exhibit 3.3 to Electrosource, Inc., Annual Report on Form
      10-K for the period ended December 31, 1993, and incorporated herein by reference).

4.7   Amendment  to  Bylaws  of  Electrosource,  Inc.  (filed  as
      Exhibit 3.6 to Electrosource, Inc., Annual Report on Form
      10-K for the period ended December 31, 1994, and incorporated herein by reference).

4.8 Amendment to Bylaws of Electrosource, Inc. as approved by the Board of Directors on November 13, 1996.

4.9   Letter  of Agreement between Electrosource, Inc., and  Ally
      Capital Markets Group dated December 18, 1996.

4.10 Amendment dated January 21, 1997, to Letter of Agreement between Electrosource, Inc., and Ally Capital Markets Group dated
      December 18, 1996.

5.1   Opinion of Bret Van Earp

24.1  Consent of Ernst & Young LLP.

24.2  Consent of Bret Van Earp

25.   Power of Attorney